NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium announces expansion at ESN® production facility in New Madrid, Missouri

March 2, 2012- ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today the start of construction for its production expansion project at Agrium Advanced Technologies’ (“AAT”) ESN® (“ESN”) facility in New Madrid, Missouri.

The expansion is expected to more than double existing annual production capacity, adding an additional 136,000 tonnes (150,000 tons) in ESN production and bringing total annual capacity to 246,000 tonnes (270,000 tons) at the New Madrid facility. Total ESN capacity for AAT will be 464,000 tonnes (512,000 tons) after the New Madrid expansion. Capital expenditure for the project is expected to be approximately $28-million. The construction is expected to be completed by the third quarter of 2012 with full operational capability expected at that time.

“We are very excited about this expansion. Not only will it increase our production capacity so that we can continue to meet current ESN demand in North America, it will also prepare us for continued growth for this unique product going forward,” said Andrew Mittag, President, Agrium Advanced Technologies.

ESN is a urea granule covered by a flexible, micro-thin polymer coating. Soil moisture moves into the granule, dissolves the urea inside, and the urea solution moves out into the soil at a rate determined by soil temperature. As the soil warms and crop growth increases, the granules release nitrogen more quickly to keep up with greater crop demand. As a result, the controlled-release technology of ESN delivers the right amount of nitrogen to crops throughout the growing season, resulting in better crop quality and higher yield while also protecting nitrogen from loss to leaching, volatilization and denitrification.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

About Agrium Advanced Technologies

Agrium Advanced Technologies is the leading manufacturer and marketer of slow- and controlled-release fertilizers and micronutrients in the Agriculture, professional Turf and

Ornamental, consumer lawn and garden, and specialty agriculture markets. Agrium Advanced Technologies’ brands include ESN®, POLYON®, XCU®, NITROFORM®, NUTRALENE®, DURATION CR® and Spread it & Forget it slow- and controlled-release fertilizers, ULTRA YIELD® Micronutrients, AMP™ and PRECISE® controlled-release plant protection.

Agrium Advanced Technologies is a strategic business unit of Agrium Inc. For more information or to contact us, please visit www.agriumat.com.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, among other things; changes in development plans for the ESN expansion, capital construction costs, construction progress, and potential delays in building the expansion and related infrastructure, availability of equipment and labor, performance of other parties and risks associated with technology. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437